UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

NextPlat Corp
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NextPlat Corp

3250 Mary St., Suite 410

Coconut Grove, FL 33133

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 25, 2025

Explanatory Note

On April 30, 2025, NextPlat Corp (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on June 25, 2025, at 10:00 AM Eastern Daylight Time (the “Annual Meeting”).

The Company is filing this supplement to the Proxy Statement (this “Supplement”) solely for the purpose of including the required Inline XBRL tagging of certain disclosures in the Proxy Statement found under the heading “Insider Trading Policy” (on page 33 of the Proxy Statement) and “Pay Versus Performance” (on page 28 of the Proxy Statement), which Inline XBRL tagging was inadvertently omitted. In addition, the Company is adding disclosure clarifying that it is the Company’s policy not to time any grants of equity awards in relation to the release of material non-public information. Other than the inclusion of Inline XBRL tagging, which revisions are set forth below, no other information in the Proxy Statement has been revised, supplemented, updated or amended by this Supplement.

This Supplement should be read in conjunction with the Proxy Statement. The information contained in this Supplement modifies or supersedes any inconsistent information contained in the Proxy Statement. Capitalized terms used herein and not otherwise defined have the meaning given to such terms in the Proxy Statement.

Supplement

INSIDER TRADING POLICY

The Company has adopted an Insider Trading Policy that governs the purchase, sale and other dispositions of the Company’s securities by directors, officers, employees and other persons designated by the Company (including a household member of any of the foregoing persons) that the Company believes is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the NASDAQ Listing Standards. Our Insider Trading Policy, amongst other things, prohibits trading while in possession of material nonpublic information and includes pre-clearance procedures for certain specified employees who have regular access to material nonpublic information about the Company in the normal course of their duties. A copy of our Insider Trading Policy is filed as an exhibit to the Company’s 2024 Annual Report.

Equity Award Timing

The Company has not granted stock awards or stock options to any grantees since 2023; however, it is our policy not to time any grants of equity awards in relation to the release of material non-public information.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of our Company. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the compensation committee view the link between the Company’s performance and its named executive officers (NEOs) pay.

Year	Summary compensation table total for Principal Executive Officer (“PEO”)(1)	Compensation actually paid to PEO(2)	Average summary compensation table total for non-PEO named executive officers (“NEOs”)(3)	Average compensation actually paid to non-PEO NEOs(4)	Value of initial fixed $100 investment based on total shareholder return (“TSR”)(5)	Net Income (Loss)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2024	1,504,050	701,000	378,000	37,000	$15.92	(23,125)
2023	4,929,000	2,298,000	485,000	149,233	$38.32	(12,407)

(1) The dollar amounts reported in column (b) are the amounts of total compensation reported for Charles M. Fernandez (our Executive Chairman and Chief Executive Officer) for each corresponding year in the “Total” Column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table.”

(2) The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Fernandez, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Fernandez during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Fernandez’s total compensation to determine the “compensation actually paid”:

Year	Reported Summary Compensation Table Totals for PEO ($)	Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Compensation Actually paid to PEO ($)
2024	1,504,050	(701,000)	(102,000)	701,000
2023	4,929,000	(3,963,800)	1,333,000	2,298,000

(a) The grant date fair value of equity awards represents the total of the amounts reported in the “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b) The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
Year	($)	($)	($)	($)	($)	($)
2024	—	—	—	(102,000)	—	(102,000)
2023	—	78,000	1,071,000	184,000	—	1,333,000

(3) The dollar amounts reported in column (d) represent the average of the amounts reported for our company’s named executive officers as a group (excluding Mr. Fernandez) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the named executive officers (excluding Mr. Fernandez) included for purposes of calculating the average amounts in each applicable year are as follows: for 2024 and 2023, Ms. Munnik, Mr. Phipps and Mr. Ellenoff.

(4) The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. Fernandez), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Fernandez) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Fernandez) for each year to determine the compensation actually paid, using the same methodology described above in Note (2):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments(a) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	378,000	(154,000)	(187,000)	37,000
2023	485,000	(259,000)	(76,767)	149,233

(a) The amounts deducted or added in calculating the total average equity award adjustments are as follows:

	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
Year	($)	($)	($)	($)	($)	($)	($)
2024	—	—	—	(49,000)	(138,000)	—	(187,000)
2023	1,833	57,000	4,400	(35,000)	(105,000)	—	(76,767)

(5) Cumulative total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our company’s share price at the end and the beginning of the measurement period by our company’s share price at the beginning of the measurement period. No dividends were paid on stock or option awards in 2024 or 2023.

(6) The dollar amounts reported represent the amount of net income (loss) reflected in our consolidated audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay Versus Performance Table

In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table on compensation actually paid (CAP) and each of TSR and net loss.

We do not utilize TSR and net loss in our executive compensation program. However, we do utilize several other performance measures to align executive compensation with our performance. As described in more detail above in the section “Employment Agreements,” part of the compensation our PEO and NEOs are eligible to receive consists of performance-based cash bonuses that are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals, subject to certain employment criteria. Additionally, we view restricted stock and stock options, which are an integral part of our executive compensation program, as related to company performance although not directly tied to TSR, because they provide value only if the market price of our common stock increases, and if the executive officer continues in our employment over the vesting period. These restricted stock and stock option awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to continue in our employment for the long-term.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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